UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2014

CATALENT PHARMA SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-147871	13-3523163
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

14 Schoolhouse Road Somerset, New Jersey	08873
(Address of registrant’s principal executive office)	(Zip code)

(732) 537-6200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 203.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Amended and Restated Credit Agreement

On May 20, 2014, Catalent Pharma Solutions, Inc. (the “Company”), PTS Intermediate Holdings LLC, the direct parent of the Company, certain lenders and Morgan Stanley Senior Funding, Inc., as the administrative agent, collateral agent and swing line lender, entered into an Amended and Restated Credit Agreement (the “Credit Agreement”), the proceeds of which refinanced the Company’s existing senior secured credit facilities.

The senior secured credit facilities governed by the Credit Agreement (the “senior secured credit facilities”) provide for senior secured financing consisting of a seven-year (due 2021, or earlier under certain circumstances described below) $1,400.0 million dollar term loan (the “dollar term loan”), a seven-year (due 2021, or earlier under certain circumstances described below) €250.0 million euro term loan (the “euro term loan” and, together with the dollar term loan, the “term loans” or “term loan facilities”) and a five-year (due 2019, or earlier under certain circumstances described below) $200.0 million revolving credit facility (the “revolving credit facility”). The revolving credit facility includes borrowing capacity available for letters of credit and for short-term borrowings, referred to as the swing line borrowings.

Interest Rate and Fees

Borrowings under the term loan facilities and the revolving credit facility bear interest, at the Company’s option, at a rate equal to a margin over either (a) a base rate determined by reference to the higher of (1) the rate of interest published by The Wall Street Journal as its “prime lending rate” and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the London Interbank Offered Rate set by ICE Benchmark Administration (or any successor thereto). The applicable margin for the term loans and borrowings under the revolving credit facility may be reduced subject to the Company attaining a certain total net leverage ratio. The applicable margin for borrowings is 3.50% for loans based on a LIBOR rate and 2.50% for loans based on base rate. The LIBOR rate for term loans is subject to a floor of 1.00% and the base rate for term loans is subject to a floor of 2.00%.

In addition to paying interest on outstanding principal under the senior secured credit facilities, the Company is also required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum. The commitment fee rate may be reduced subject to the Company attaining a certain total net leverage ratio. The Company is also required to pay customary letter of credit fees.

Prepayments

The Credit Agreement requires the Company to prepay term loans, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% and 0% subject to the Company attaining certain first lien net leverage ratios) of the Company’s annual excess cash flow;

•	100% (which percentage will be reduced to 75% subject to attaining a certain total net leverage ratio) of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Company and its restricted subsidiaries (including insurance and condemnation proceeds, subject to de minimis thresholds), (a) if the Company does not reinvest those net cash proceeds in assets to be used in the Company’s business or to make certain other permitted investments, within 15 months of the receipt of such net cash proceeds or (b) if the Company commits to reinvest such net cash proceeds within 15 months of the receipt thereof, within the later of 15 months of the receipt thereof or 180 days of the date of such commitment; and

•	100% of the net proceeds of any issuance or incurrence of debt by the Company or any of its restricted subsidiaries, other than permitted debt.

The Company may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than a prepayment premium on voluntary prepayment of term loans in connection with a repricing transaction on or prior to the date that is twelve months after the closing date of the senior secured credit facilities and customary “breakage” costs with respect to LIBOR loans.

Amortization and Maturity

The Company will be required to repay installments on the term loans in quarterly installments in aggregate annual amounts equal to 1.00% of their respective funded total principal amount, with the remaining amount payable on the maturity date for the applicable term loan facility. The maturity date of the term loans will be the seventh anniversary of the closing date of the senior secured credit facilities. Principal amounts outstanding under the revolving credit facility will be due and payable in full at maturity on the fifth anniversary of the closing date of the senior secured credit facilities.

Principal amounts outstanding under the term loan facilities and revolving credit facility may mature on an earlier date if on the 91st day prior to the maturity of any of the Company’s unsecured term loan or its outstanding notes, the aggregate principal amount outstanding under such indebtedness exceeds $150.0 million.

Guarantee and Security

All obligations under the senior secured credit facilities are unconditionally guaranteed by PTS Intermediate Holdings LLC, the direct parent of the Company, and, subject to certain exceptions, each of the Company’s material current and future U.S. wholly owned restricted subsidiaries. All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of the following assets of the Company and each guarantor, subject to certain exceptions:

•	a pledge of 100% of the capital stock of the Company and 100% of the equity interests directly held by the Company and each guarantor in any wholly-owned material restricted subsidiary of the Company or any guarantor (which pledge, in the case of any first tier non-U.S. subsidiary of a U.S. subsidiary, does not include more than 65% of the voting stock of such first tier non-U.S. subsidiary); and

•	a security interest in, and mortgages on, substantially all tangible and intangible assets of the Company and each guarantor, subject to certain limited exceptions.

Certain Covenants and Events of Default

The Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of the Company and its restricted subsidiaries to:

•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and distributions or repurchase the Company’s capital stock;

•	make investments, loans or advances;

•	repay subordinated indebtedness;

•	make certain acquisitions;

•	engage in certain transactions with affiliates;

•	amend material agreements governing subordinated indebtedness; and

•	change the Company’s lines of business.

In addition, if on the last day of any period of four consecutive quarters on or after September 30, 2014, the aggregate principal amount of revolving credit loans, swing line loans and/or letters of credit (excluding up to $30.0 million of letters of credit and certain other letters of credit that have been cash collateralized or backstopped) that are issued and/or outstanding is greater than 30% of the revolving credit facility, the Credit Agreement requires the Company to maintain a consolidated first lien net leverage ratio not to exceed 6.50 to 1.0.

During the period in which the Company’s corporate issuer rating is equal to or higher than Baa3 (or the equivalent) according to Moody’s Investors Service, Inc. or BBB- (or the equivalent) according to Standard and Poor’s Ratings Services and no default has occurred and is continuing, the restrictions in the senior secured credit facilities regarding incurring additional indebtedness, dividends and distributions or repurchases of capital stock and transactions with affiliates will not apply to the Company and its restricted subsidiaries.

The Credit Agreement also contains certain customary representations and warranties, covenants, events of default and acceleration provisions upon the occurrence of an event of default (including change of control).

Morgan Stanley Senior Funding, Inc. is also the administrative agent under the Company’s existing senior unsecured credit agreement. In addition, certain affiliates of Morgan Stanley Senior Funding, Inc. and certain other lenders have, from time to time, provided investment banking and financial advisory services to the Company and/or its affiliates for which they have received customary fees and commissions and such affiliates may provide these services from time to time in the future.

This summary does not purport to be complete and is qualified by the actual terms of the Credit Agreement that is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information provided in Item 1.01 of this Current Report on Form 8–K is hereby incorporated by reference into this Item 2.03.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following Exhibit is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of May 20, 2014, relating to the Credit Agreement, dated as of April 10, 2007, as amended, among Catalent Pharma Solutions, Inc., PTS Intermediate Holdings LLC, Morgan Stanley Senior Funding, Inc., as the administrative agent, collateral agent and swing line lender and other lenders as parties thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Catalent Pharma Solutions, Inc.
(Registrant)

By:	/s/ Matthew M. Walsh
Name:	Matthew M. Walsh
Title:	Executive Vice President & Chief Financial Officer

Dated: May 27, 2014

EXHIBIT LIST

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of May 20, 2014, relating to the Credit Agreement, dated as of April 10, 2007, as amended, among Catalent Pharma Solutions, Inc., PTS Intermediate Holdings LLC, Morgan Stanley Senior Funding, Inc., as the administrative agent, collateral agent and swing line lender and other lenders as parties thereto.